                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                HABERSHAM BANCORP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    404459109
                               -------------------
                                 (CUSIP Number)


                                December 31, 2000
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)                Page 1 of 4 pages
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                                  SCHEDULE 13G                 Page 2 of 4 pages

CUSIP NO. 404459109

-------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Robert Arrendale
-------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                          (a) [ ]
           N/A                                                                            (b) [ ]
-------------------------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
-------------------------------------------------------------------------------------------------
                               5 SOLE VOTING POWER
         NUMBER OF
          SHARES                 170,255
       BENEFICIALLY
         OWNED BY            --------------------------------------------------------------------
           EACH                6 SHARED VOTING POWER
         REPORTING
          PERSON                 -0-
           WITH              --------------------------------------------------------------------
                               7 SOLE DISPOSITIVE POWER

                                 170,255
                             --------------------------------------------------------------------
                               8 SHARED DISPOSITIVE POWER

                                 -0-

-------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      170,255
-------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]

      N/A
-------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.3%
-------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      IN
-------------------------------------------------------------------------------------------------

                                   SCHEDULE 13G                Page 3 of 4 pages

ITEM 1(A).        NAME OF ISSUER:

         Habersham Bancorp

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         P.O. Box 1980
         Highway 441 North
         Cornelia, Georgia 30531

ITEM 2(A).        NAME OF PERSON FILING:

         John Robert Arrendale

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         200 Hillcrest Heights
         Cornelia, Georgia 30531

ITEM 2(C).        CITIZENSHIP:

         United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

         Common Stock, $1.00 par value

ITEM 2(E).        CUSIP NUMBER:

         404459109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.           OWNERSHIP:

         (a)      Amount beneficially owned:  170,255

         (b)      Percent of class:  6.3%

         (c)      Number of shares as to which such person has

                  (i)     sole power to vote or direct the vote: 170,255

                  (ii)     shared power to vote or direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of: 170,255

                  (iv)     shared power to dispose or direct the disposition of:
                           -0-


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                                  SCHEDULE 13G                 Page 4 of 4 pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

         Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10.          CERTIFICATION:

         Not Applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.

         Date: February 12, 2001


         Signature: /s/ John Robert Arrendale

         Name: John Robert Arrendale